Exhibit 99.1

Doug Sherk Investor Relations, EVC Group +1 (415) 652-9100 dsherk@evcgroup.com	Beth Kaplan Public Relations Director, Accuray +1 (408) 789-4426 bkaplan@accuray.com

Accuray Reports Fourth Quarter and Fiscal 2017 Financial Results

SUNNYVALE, Calif., August 22, 2017 — Accuray Incorporated (NASDAQ: ARAY) today reported financial results for the fourth quarter and fiscal year ended June 30, 2017.

Q4 Fiscal 2017 and Recent Highlights

•                  Gross orders of $85.7 million driven by strong demand from both the new RadixactTM System and the CyberKnife® System with the InCiseTM Multileaf Collimator (“MLC”)

•                  Revenue increased 18 percent compared to prior fiscal year to $112.1 million driven by strong year over year growth from the Americas and APAC regions

•                  Generated operating income of $2.8 million compared to an operating loss of $3.0 million in the prior fiscal year; generated a net loss of $5.3 million compared to a prior fiscal year net loss of $7.2 million

•                  Adjusted EBITDA of $10.3 million as compared to $5.0 million in prior fiscal year

•                  Cash, cash equivalents, investments and short-term restricted cash increased sequentially by $23.6 million to $108.8 million at June 30, 2017

•                  New study data in a peer-reviewed journal published online shows TomoTherapy® System IMRT as superior to RapidArc in achieving local control of head and neck cancer

Fiscal Year 2017 Highlights

•                  Ending backlog increased 12 percent year-over-year to $452.8 million

•                  Gross orders increased 5 percent year-over-year to $298.3 million

•                  Replacement orders to existing accounts comprised approximately 20 percent of all system orders

•                  Over two-thirds of TomoTherapy and Radixact System orders were from single or dual vault sites

•                  Total revenue was $383.4 million

•                  Operating expenses decreased 8 percent year-over year to $151.2 million

•                  Commercially launched Radixact and received CFDA approval for Onrad in China

•                  First of its kind study data from multiple, multi-center studies demonstrating the clinical efficacy of Accuray’s CyberKnife System when used in treating low and intermediate-risk prostate cancer patients.  The data showed excellent results for survival rates at five years, extremely low toxicity in both academic and community based medical centers

“We ended the year with strong full year gross order momentum, led by increased demand for our CyberKnife and Radixact Systems, through both competitive wins and replacements of our existing installed base,” said Joshua H. Levine, president and chief executive officer.  “Accuray now has the broadest portfolio of quality products in the company’s history; product offerings which create several advantages when compared with the competition. In fiscal 2018, we look forward to extending these advantages by introducing a number of system software upgrades that will streamline customer workflow and improve the functionality and “user friendliness” of our existing platforms. These improvements, coupled with the compelling clinical data that has been published recently verifying the clinical benefits of both our CyberKnife and TomoTherapy systems, positions the Accuray value proposition in a stronger clinical and strategic context than at any other time in the company’s history and should assist in driving future commercial adoption. Our continued focus is on expanding the use of Accuray’s leading-edge treatment solutions to help cancer patients live longer, better lives, and building value for our shareholders.”

Q4 Fiscal 2017 Financial Highlights

Gross product orders totaled $85.7 million for the 2017 fiscal fourth quarter compared to $95.4 million for the prior fiscal year fourth quarter.  Ending product backlog was $452.8 million, approximately 12 percent higher than backlog at the end of the prior fiscal year.

Total revenue was $112.1 million, an increase of 18 percent compared to $95.0 million in the prior fiscal year fourth quarter. Service revenue totaled $51.5 million compared to $51.2 million in the prior fiscal year fourth quarter, while product revenue totaled $60.6 million compared to $43.8 million in the prior fiscal year fourth quarter. The increase in product revenue was primarily due to strong order conversion of backlog to revenue from system orders in the Americas and APAC regions. Service revenue increased one percent compared to the prior fiscal year fourth quarter due to modest growth in installation and training revenue partially offset by lower service upgrade revenue.

Total gross profit for the fiscal fourth quarter of 2017 was $43.2 million or approximately 38.5 percent of sales, comprised of product gross margin of 38.2 percent and service gross margin of 39.0 percent. This compares to total gross profit of $37.3 million or 39.3 percent of sales, comprised of product gross margin of 46.8 percent and service gross margin of 32.9 percent for the prior fiscal year fourth quarter. The decrease in gross margin is the result of product and channel mix and non-cash inventory write-offs.

Operating expenses were $40.4 million in the fiscal fourth quarter of 2017, essentially flat with the $40.3 million in the prior fiscal fourth quarter.  Increases in selling, marketing and general & administrative expenses were almost entirely offset by lower research and development expense associated with the verification and validation testing performed in the prior fiscal year fourth quarter for both the Radixact and Onrad systems.

Net loss was $5.3 million, or $0.06 per share, for the fourth quarter of fiscal 2017, compared to a net loss of $7.2 million, or $0.09 per share, for the fourth quarter of fiscal 2016.

Adjusted EBITDA for the fourth quarter of fiscal 2017 was $10.3 million, compared to $5.0 million in the prior fiscal year fourth quarter.

Cash, cash equivalents, investments and short-term restricted cash were $108.8 million as of June 30, 2017, an increase of $23.6 million from March 31, 2017, primarily due to changes in working capital and debt restructuring.

Fiscal Year 2017 Highlights

For the fiscal year ended June 30, 2017, gross product orders totaled $298.3 million, representing growth of 5 percent compared to the prior fiscal year period.

Total revenue was $383.4 million compared to $398.8 million in the prior fiscal year period. Service revenue totaled $203.8 million compared to $205.5 million from the prior fiscal year period, while product revenue totaled $179.6 million compared to $193.3 million in the prior year period.  The decrease in revenue is primarily the result of extended revenue conversion times mainly resulting from a higher percentage of order growth in the company’s distributor channels, which results in less direct control over the timing of revenue.

Total gross profit for the year ended June 30, 2017 was $141.3 million or 36.9 percent of sales, comprised of product gross margin of 36.9 percent and service gross margin of 36.8 percent. This compares to total gross profit of $158.7 million or 39.8 percent of sales, comprised of product gross margin of 43.8 percent and service gross margin of 36.1 percent for the same prior fiscal year period.  The decrease in gross margin is primarily a result of lower sales unit volume as well as product and channel mix.

Operating expenses were $151.2 million, a decrease of 8 percent compared to $163.6 million in the prior fiscal year period.  The decrease in overall operating expenses were driven by a reduction of $6.7 million in research and development expenses due to the full commercial launch of Radixact and Onrad which resulted in less verification and validation testing expenses in fiscal 2017.  In addition, there was a reduction of $6.4 million in general and administrative expenses primarily due to lower legal fees in fiscal 2017.  These decreases were slightly offset by an increase of $0.7 million in sales and marketing expenses resulting from additional personnel and consulting expenses associated with our commercial organization restructuring.

Net loss was $29.6 million, or $0.36 per share, for the fiscal year ended June 30, 2017, compared to a net loss of $25.5 million, or $0.32 per share, for the prior year fiscal period.

Adjusted EBITDA for the fiscal year ended June 30, 2017 was $20.4 million, compared to $24.6 million in the prior fiscal year period. This was below guidance for the year as the result of approximately $1.1 million in non-cash inventory write-off expenses and $1.1 million in severance related expenses recorded during the fourth fiscal quarter.

2018 Financial Guidance

The company is introducing guidance for fiscal year 2018 as follows:

•                  Revenue: $390.0 million to $400.0 million representing growth of approximately 2 percent to 4 percent year-over-year with product revenue growing 5 to 10 percent year-over-year and service revenue flat with fiscal year 2017.  Furthermore, the calendarization of revenue during fiscal year 2018 is expected to match that of fiscal year 2017;

•                  Adjusted EBITDA: $25.0 million to $30.0 million representing growth of approximately 23 percent to 47 percent year-over-year;

•                  Backlog and Gross Orders growth of approximately 5 percent. Orders in the first quarter are expected to be the lowest level for the fiscal year while orders in the fourth quarter are expected to be the highest level for the fiscal year.

Conference Call Information

Accuray will host a conference call beginning at 1:30 p.m. PT/4:30 p.m. ET today to discuss results for the fourth quarter and fiscal 2017 as well as recent corporate developments.  Conference call dial-in information is as follows:

•                  U.S. callers: (855) 867-4103

•                  International callers: (262) 912-4764

•                  Conference ID Number (U.S. and international): 62973019

Individuals interested in listening to the live conference call via the Internet may do so by logging on to Accuray’s website, www.accuray.com.  In addition, a taped replay of the conference call will be available beginning approximately two hours after the call’s conclusion and available for seven days. The replay telephone number is (855) 859-2056 (USA) or (404) 537-3406 (International), Conference ID: 62973019. An archived webcast will also be available at Accuray’s website.

Use of Non-GAAP Financial Measures

Accuray has supplemented its GAAP net loss with a non-GAAP measure of adjusted earnings before interest, taxes, depreciation, amortization and stock-based compensation (“adjusted EBITDA”).  Management believes that this non-GAAP financial measure provides useful supplemental information to management and investors regarding the performance of the company and facilitates a meaningful comparison of results for current periods with previous operating results.  A reconciliation of GAAP net loss (the most directly comparable GAAP measure) to non-GAAP adjusted EBITDA is provided in the schedule below.

Accuray presents certain measures, such as period-over-period revenue growth, on a constant currency basis, which excludes the effects of foreign currency translation.  Due to the continuing strengthening of the U.S. dollar against foreign currencies and the overall variability of foreign exchange rates from period to period, management uses these measures on a constant currency basis to evaluate period-over-period operating performance.  Measures presented on a constant currency basis are calculated by translating current period results at prior period monthly average exchange rates.

There are limitations in using these non-GAAP financial measures because they are not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies.  These non-GAAP financial measures should not be considered in isolation or as a substitute for GAAP financial measures.  Investors and potential investors should consider non-GAAP financial measures only in conjunction with the company’s consolidated financial statements prepared in accordance with GAAP.

About Accuray

Accuray Incorporated (Nasdaq: ARAY) is a radiation oncology company that develops, manufactures and sells precise, innovative treatment solutions that set the standard of care with the aim of helping patients live longer, better lives.  The company’s leading-edge technologies deliver the full range of radiation therapy and radiosurgery treatments. For more information, please visit www.accuray.com.

Safe Harbor Statement

Statements made in this press release that are not statements of historical fact are forward-looking statements and are subject to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements in this press release relate, but are not limited, to the company’s future results of operations, including management’s expectations regarding orders, backlog, revenues and adjusted EBITDA, ability to meet financial targets, ability to differentiate the company’s products in the market, ability to introduce new products and upgrades, ability to drive future commercial adoption of the company’s products, and Accuray’s leadership position in radiation oncology innovation and technologies.  Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from expectations, including but not limited to: the company’s ability to convert backlog to revenue; the timing of the China Class A license announcement, the success of the adoption of our CyberKnife, TomoTherapy and Radixact Systems; the company’s ability to manage its expenses; continuing uncertainty in the global economic environment; and other risks detailed from time to time under the heading “Risk Factors” in the company’s report on Form 10-K, which was filed on August 24, 2016, the company’s reports on Form 10-Q, which were filed on November 1, 2016, February 3, 2017, and May 5, 2017, and as updated periodically with the company’s other filings with the SEC.

Forward-looking statements speak only as of the date the statements are made and are based on information available to the company at the time those statements are made and/or management’s good faith belief as of that time with respect to future events.  The company assumes no obligation to update forward-looking statements to reflect actual performance or results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws.  Accordingly, investors should not put undue reliance on any forward-looking statements.

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Financial Tables to Follow

Accuray Incorporated

Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Years Ended June 30,
	2017	2016	2017	2016

Gross Orders	$85,736	$95,437	$298,348	$283,853
Net Orders	63,473	79,216	226,559	224,253
Order Backlog	452,846	405,900	452,846	405,900

Net revenue:
Products	$60,582	$43,805	$179,611	$193,299
Services	51,512	51,168	203,803	205,501
Total net revenue	112,094	94,973	383,414	398,800
Cost of revenue:
Cost of products	37,462	23,315	113,357	108,671
Cost of services	31,447	34,358	128,716	131,416
Total cost of revenue	68,909	57,673	242,073	240,087
Gross profit	43,185	37,300	141,341	158,713
Operating expenses:
Research and development	13,264	14,155	49,921	56,652
Selling and marketing	16,230	15,803	57,477	56,812
General and administrative	10,876	10,302	43,766	50,122
Total operating expenses	40,370	40,260	151,164	163,586
Income (loss) from operations	2,815	(2,960)	(9,823)	(4,873)
Other expense, net	(7,674)	(4,171)	(18,718)	(18,295)
Loss before provision for income taxes	(4,859)	(7,131)	(28,541)	(23,168)
Provision for income taxes	396	76	1,038	2,336
Net loss	$(5,255)	$(7,207)	$(29,579)	$(25,504)

Net loss per share - basic and diluted	$(0.06)	$(0.09)	$(0.36)	$(0.32)
Weighted average common shares used in computing loss per share:
Basic and diluted	83,179	81,081	82,495	80,509

Accuray Incorporated

Consolidated Balance Sheets

(in thousands)

(Unaudited)

	June 30,	June 30,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$72,084	$119,771
Investments	23,909	47,239
Restricted cash	12,829	891
Accounts receivable, net	72,789	56,810
Inventories	105,054	115,987
Prepaid expenses and other current assets	18,988	16,098
Deferred cost of revenue	3,350	4,884
Total current assets	309,003	361,680
Property and equipment, net	23,062	27,878
Goodwill	57,812	57,848
Intangible assets, net	964	7,611
Deferred cost of revenue	206	1,996
Other assets	15,417	12,020
Total assets	$406,464	$469,033
Liabilities and equity
Current liabilities:
Accounts payable	$17,486	$15,229
Accrued compensation	25,402	18,725
Other accrued liabilities	23,870	22,184
Short-term debt	113,023	39,900
Customer advances	16,926	22,123
Deferred revenue	87,785	92,051
Total current liabilities	284,492	210,212
Long-term liabilities:
Long-term other liabilities	10,068	10,984
Deferred revenue	13,823	17,665
Long-term debt	51,548	170,512
Total liabilities	359,931	409,373
Equity:
Common stock	84	81
Additional paid-in capital	496,887	481,346
Accumulated other comprehensive loss	(52)	(960)
Accumulated deficit	(450,386)	(420,807)
Total equity	46,533	59,660
Total liabilities and equity	$406,464	$469,033

Accuray Incorporated

Reconciliation of GAAP Net Loss to Adjusted Earnings Before Interest, Taxes, Depreciation,

Amortization and Stock-Based Compensation (Adjusted EBITDA)

(in thousands)

(Unaudited)

	Three Months Ended June 30,		Years Ended June 30,
	2017	2016	2017	2016
GAAP net loss	$(5,255)	$(7,207)	$(29,579)	$(25,504)
Amortization of intangibles (a)	1,681	1,989	7,646	7,953
Depreciation (b)	2,512	2,664	10,395	10,343
Stock-based compensation (c)	3,644	3,192	13,629	12,637
Interest expense, net (d)	7,358	4,237	17,260	16,822
Provision for income taxes	396	76	1,038	2,336
Adjusted EBITDA	$10,336	$4,951	$20,389	$24,587

(a) consists of amortization of intangibles - developed technology.

(b) consists of depreciation, primarily on property and equipment.

(c) consists of stock-based compensation in accordance with ASC 718.

(d) consists primarily of interest income from available-for-sale securities and interest expense associated with our convertible notes and term loan.

Accuray Incorporated

Forward-Looking Guidance

Reconciliation of Projected Net Loss to Projected Adjusted Earnings Before Interest, Taxes, Depreciation, Amortization and Stock-Based Compensation (Adjusted EBITDA)

(in thousands)

(Unaudited)

	Twelve Months Ending June 30, 2018
	From	To
GAAP net loss	$(17,395)	$(12,395)
Amortization of intangibles (a)	—	—
Depreciation (b)	10,400	10,400
Stock-based compensation (c)	13,000	13,000
Interest expense, net (d)	15,795	15,795
Provision for income taxes	3,200	3,200
Adjusted EBITDA	$25,000	$30,000

(a) consists of amortization of intangibles - developed technology.

(b) consists of depreciation, primarily on property and equipment.

(c) consists of stock-based compensation in accordance with ASC 718.

(d) consists primarily of interest income from available-for-sale securities and interest expense associated with our convertible notes and tem loan.